Exhibit 10.34

EMPLOYMENT AGREEMENT

Dated as of May 4, 2022

THIS EMPLOYMENT AGREEMENT (“Agreement”) is effective as of the date first above written (the “Effective Date”), by and between Airflow Service Corporation, a Virginia corporation (the “Company”), and George A. Neighoff, an individual resident of Virginia (the “Employee”).

WHEREAS, The Company desires to employ the Employee in the position of interim general manager until such time as the Company identifies and hires a permanent general manager or equivalent person and thereafter in the position of Director of Business Development and to obtain the use of certain licenses, certifications and registrations necessary to operate the business of the Company, including without limitation Employee’s HVAC, Master Electrician & Gas Pipe Fitter license (collectively, the “Licenses”), and Employee desires to accept such position and provide the use of such Licenses to the Company pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Services.

1.1Transition Period. In order to transition the Company’s business to a new general manager or equivalent person designated by the Board of Directors of the Company (the “Permanent Manager”), from the Effective Date through the earlier to occur of the date upon which the Company shall have designated a new Permanent Manager or the date upon which the Company shall provide by written notice to the Employee that the Employee is no longer responsible for filling the role of “General Manager” of the Company (the “Transition Period”), the Employee shall perform the duties of “General Manager” of the Company, which role shall include the exercise of general supervisory responsibility and management authority over the Company and such other duties commensurate with such position as may reasonably be assigned to him from time to time by the Company’s Board of Directors and consistent with the Company’s bylaws and Employee’s past performance on behalf of the Company, including without limitation overseeing sales, business development, general management, and financial and accounting operations, as well as attending meetings as required to comply with continuing education requirements relating to the Licenses (the “Transition Period Services”).

1.2Post-Transition Period. After the Transition Period and continuing for the remainder of the Employment Period (as defined herein) (the “Post-Transition Period”), the Company shall employ the Employee full-time as “Director of Business Development”, subject to the terms and conditions hereinafter set forth. In such role, Employee shall have the duties, responsibilities and authority consistent with such position that are designated by the senior executive officers of the Company, as well as attending meetings as required to comply with continuing education requirements relating to the Licenses (the “Post-Transition Services” and, together with the Transition Period Services, the “Services”).

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1.3Licenses. Employee shall take all actions necessary to maintain the Licenses during the entire Employment Period.

2.Compensation.

2.1Base Compensation. In exchange for the Services, Company shall pay Employee base compensation of $30,000.00, plus $45.00 per hour for the actual number of hours worked, annually during the Employment Period (as defined below) payable in regular installments consistent with the timing of the standard payroll practices of the Company (the “Base Compensation”). The Base Compensation shall be prorated in the event of any partial year during the Employment Period.

2.2Quarterly Bonus.

(a)Quarterly Bonus. In addition to the Base Salary, after the end of each quarter during the Transition Period, so long as the Employee continues to be employed by the Company on the last day of such quarter, the Company shall pay to Employee a quarterly bonus (each, a “Quarterly Bonus”) in an amount equal to (i) fifty percent (50.0%) of Net Operating Profits (as defined below) of the Company for such portion of the applicable calendar quarter occurring during the Transition Period. Such Quarterly Bonus shall be paid to Employee within 60 days after the end of the applicable calendar quarter, but otherwise payable in accordance with the standard payroll practices of the Company. The Quarterly Bonus shall be prorated for any partial calendar quarter based upon the actual number of days during the applicable calendar quarter during which Employee was employed by the Company during the Transition Period to perform Transition Period Services hereunder.

(b)For purposes of this Agreement, “Net Operating Profits” means, with respect to a particular period, the net operating profits actually obtained by the Company during the applicable period from sales of products and services by the Company to customers located within the Territory, as determined in good faith by the Board of Directors of the Company, which net operating profits shall explicitly exclude, without limitation, the amount of any returns, credits or warranty claims relating to such sales.

(c)For purposes of this Agreement, “Territory” means “Virginias”

2.3Expenses. The Company shall reimburse Employee for all reasonable travel, and other business expenses paid by Employee in connection with the performance of Employee’s duties under this Agreement and in accordance with the Company’s regular reimbursement policy.

2.4Other Benefits. Except as provided in this Agreement, the Company will provide to Employee such fringe benefits as may be made available from time to time to similarly situated employees of the Company.

3.Term and Termination.

Indicate the territory in which the company does business as of the Closing Date.

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3.1Generally. The term shall commence on the Effective Date and shall expire on the date which is five (5) years thereafter, unless earlier terminated as provided herein (the “Employment Period”). Notwithstanding the foregoing, during the Employment Period, the Agreement may be terminated earlier by either party hereto if the other party hereto breaches in any material respect any of its obligations hereunder and such breach is not cured within ten (10) business days of receipt of written notice thereof from the non-breaching party. The Company and the Employee expressly agree that the Company will engage the Employee on an “at-will” basis. Thus, the Company may terminate the Employee’s employment at any time, with or without Cause (as defined below) upon ninety (90) days prior written notice and with Cause immediately upon written notice after the expiration of any applicable cure period. Anything to the contrary notwithstanding, the provisions of Sections 4 through 9 shall survive the termination or expiration of this Agreement.

3.2Certain Definitions. For purposes of this Agreement:

(a)“Cause” means the Employee’s: (a) theft, fraud, embezzlement, corruption of a public official, misappropriation of funds or property, or other materially dishonest behavior; (b) willful refusal or failure to comply with the reasonable instructions, directives or responsibilities, consistent with the description of the Services, as given to the Employee by a person authorized to give such instructions, directives or responsibilities, including without limitation any manager of the Company; (c) intentional misconduct or negligence in the performance of the Employee’s duties; (d) conviction of, the indictment for (or its procedural equivalent), or the entering of a plea of guilty or a plea of no contest with respect to a felony or any other crime involving financial dishonesty or moral turpitude or with respect to which imprisonment is a possible punishment; or (e) material breach of Section 6 of this Agreement that is not cured within ten (10) calendar days following the Company’s written notice to the Employee of such breach or non-performance.

(b)“Good Reason” means (a) the Company’s default of its material obligations under this Agreement, including but not limited to the Company’s failure to pay timely any amounts due to the Employee under this Agreement; or (b) the Company’s relocation of the Employee’s primary office to a location more than 50 miles from the Company’s primary business facility (as in existence as of the date of this Agreement); provided, however, the occurrence of such events shall be deemed “Good Reason” only if such event remains uncorrected for thirty (30) calendar days following the Employee’s written notice to the Company of such alleged breach or nonperformance.

3.3Notice of Termination. “Notice of Termination” means a notice delivered by (i) the Company to the Employee notifying the Employee that the Employee’s employment will terminate on the date set forth therein or (ii) by the Employee to the Company notifying the Company that the Employee’s employment will terminate on the date set forth therein. If a Notice of Termination is by the Company for Cause, such notice shall set forth the basis of such Cause and if a Notice of Termination is by the Employee with Good Reason, such notice shall set forth the basis of such Good Reason.

3.4Termination with Cause or without Good Reason. If Employee’s employment with the Company is terminated (i) by the Company for Cause or (ii) by the Employee

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without Good Reason, the Employee shall be entitled to receive an amount (the “Accrued Amount”) equal to (i) the amount of any unpaid Base Compensation accrued up to and including the date of termination (the “Termination Date”), which shall be paid as provided in Section 2.1 plus (ii) reimbursement in accordance with Section 2.3 for any unreimbursed business expenses properly incurred by the Employee prior to the Termination Date, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy.

3.5Termination Without Cause or With Good Reason. If the Employee’s employment with the Company is terminated (i) by the Company without Cause or (ii) by the Employee with Good Reason, the Employee shall be entitled to receive:

(a)the Accrued Amount;

(b)a pro-rata portion (based upon the number of days worked in the applicable calendar year) of any unpaid Quarterly Bonus, which shall be paid as provided in Section 2.2(b); and

(c)other than in connection with a termination or expiration of this Agreement at or after the end of the Employment Period, $50,000.00, which shall be paid to Executive within 60 days after such termination, but otherwise payable in accordance with the standard payroll practices of the Company, provided that Executive signs a release of claims agreement in a form reasonably acceptable to the Company.

For purposes of this Section 3.5, solely for purposes of determining whether the Employee is entitled to any portion of the Quarterly Bonus, but not for purposes of determining the amount of such Quarterly Bonus in accordance with Section 2.2, the Employee shall be deemed to have been employed by the Company on the last day of the calendar year in which such termination shall have occurred.

4.Assignment/Works Made for Hire. All materials that Employee produces in connection with the Services during the term hereof shall be works made for hire and shall be the exclusive property of Company and its affiliated entities to use, publish and license in Company’s discretion. No use of such materials may be made by Employee and/or persons working on his behalf, other than in connection with the provision of the Services, without the express written consent of Company, and neither Employee nor any person working on his behalf shall have any rights in such materials.

5.Return of Company Property. Upon the request of Company, Employee shall return to Company all requested Company property, written information, materials and copies of the foregoing. Employee agrees not to retain any copies of any such returned Company property, information, or materials after the termination of this Agreement for any reason, except as required by law.

0.Covenants.

6.1Confidentiality.

(a)Employee acknowledges that he will have access to information that is

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treated as confidential and proprietary by the Company, including without limitation, trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, and operations of Company, its affiliates, and their suppliers or customers, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”); provided, however, that Confidential Information shall not include information that is or becomes generally available to the public other than through Employee’s breach of this Agreement.

(b)Any Confidential Information that Employee accesses or develops in connection with the Services shall be subject to the terms and conditions of this provision. Employee agrees to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of Company in each instance (which consent may be withheld by Company in its sole discretion), and not to use any Confidential Information for any purpose except as required in the performance of the Services. Employee shall notify Company immediately if Employee becomes aware of any loss or disclosure of any Confidential Information.

(c)Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. Employee agrees to provide written notice of any such order to an authorized officer of Company within two (2) days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit Company to contest the order or seek confidentiality protections, as determined in Company’s sole discretion.

(d)This Section 6.1 shall survive for a period of five (5) years after the later to occur of (i) termination of this Agreement or (ii) Employee’s compliance with Employee’s obligations under Section 5 of this Agreement; provided, however, with respect to Confidential Information comprising trade secrets, this Section 6.1 shall survive for so long as such Confidential Information shall remain protectable as a trade secret.

6.2Non-Solicitation. During the period commencing on the Effective Date and ending on the date which is five (5) years after the end of the Employment Period, without regard to any termination by the Company with or without Cause or by the Employee with or without Good Reason (the “Restricted Period”) (as defined below), the Employee will not:

(a)directly or indirectly, solicit or encourage any person or entity who is then a customer or supplier of the Company, or who has been such a customer or supplier at any time during the twelve months immediately preceding such solicitation or other contact by the Employee, to terminate its relationship with the Company; or

(b)directly or indirectly, acting for itself or on behalf of any other person or entity (A) solicit or hire any person who was employed by the Company at any time during the twelve months immediately preceding such solicitation or hiring or (B) encourage or seek to influence any such person to quit or otherwise terminate his or her employment with the Company; provided, however, that nothing herein shall limit the Employee from soliciting or hiring any such

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employee whose employment by the Company was terminated at least twelve months prior to such solicitation or hiring; and provided further that general advertisements for employment which are not specifically targeted at any such employees of the Company will not constitute a violation of the covenant herein.

6.3Injunctive Relief. Employee acknowledges that a breach of its obligations under this Section 6 would cause the Company irreparable harm and that the legal remedy of monetary damages is not a fully adequate remedy for such a breach of this Agreement. Therefore, the Company shall be entitled to institute and maintain an action for temporary or permanent injunctive relief for the breach by the Employee of any such provision.

6.4Survival. The covenants of the Employee under this Section 6 shall survive the termination of this Agreement.

7.Devotion to Duties. Employee shall devote such business time and energies to the business, operations and activities of Company as reasonably required by his position and as may be requested by the Company and shall not engage in outside business interests or activities if such activities materially interfere with the performance of his duties. Employee shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. Notwithstanding anything herein to the contrary, Employee shall be permitted to engage in religious, charitable or other community or non-profit activities that do not unreasonably interfere with the Employee’s performance of his duties.

0.Employment At-Will. Employee acknowledges that he will be employed by the Company “at will” and that no term or provision of this Agreement shall be construed to entitle the Employee to an assurance or guaranty of employment for a specified term.

8.Miscellaneous

9.1Entire Agreement; Amendment; Waiver. This Agreement constitutes the final, complete, and exclusive statement of the terms of the agreement between the parties as to the subject matter hereof, and supersedes all prior agreements, representations and understandings of the parties. This Agreement may be altered, amended or modified in whole or in part at any time only by a writing signed by all the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party hereto making the waiver.

9.2Further Assurances. Subject to the terms and conditions hereof, the parties agree to cooperate with each other and to perform such further acts or execute and deliver such additional instruments or documents as any party hereto may reasonably request in order to carry out the purposes of this Agreement and the transactions contemplated hereby.

9.3Assignment; No Third-Party Beneficiaries. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party hereto. Except as provided in the preceding sentence, any attempted assignment or delegation without the required consent shall be null and void. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted successors and assigns

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hereunder, and nothing in this Agreement, express or implied, is intended to confer upon any other individual, entity or partnership any rights or remedies of any nature whatsoever under or by reason of this Agreement.

9.4Notices. Whenever any notice is required hereunder, it shall be given in writing to the address as follows:

To Company:

ConnectM Technology Solutions, Inc.

2 Mount Royal Ave Ste 550

Marlborough, MA 01752

To Employee:

George A. Neighoff

do David D. Armistead III, Esq.

9300 West Courthouse Road

Suite 203

Manassas, VA 20110

9.5Governing Law; Venue. This Agreement is governed by and is to be construed in accordance with the internal laws of the Commonwealth of Virginia (without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.

9.6Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other circumstances, shall be interpreted so as best to reasonably effect the intent of the parties hereto.

9.7Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns.

9.8Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

9.9Section 409A. This Agreement and the amounts payable hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code (“Section 409A”). This Agreement shall be administered, interpreted and construed in a manner consistent with the foregoing. If any provision of this Agreement is found not to comply with, or otherwise not to be exempt from, the provisions of Section 409A, it shall be modified and given effect so as to comply with, or to effectuate an exemption from, Section 409A.

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9.10Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format or other electronic means shall be effective as delivery of a manually executed counterpart to this Agreement.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties have caused this Employment Agreement to be executed as of the Effective Date.

COMPANY

Airflow Service Corporation
By:	George A. Neighoff
Name:	/s/George A. Neighoff
Title:	President

EMPLOYEE

/s/George A. Neighoff
George A Neighoff

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